EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Spirit Aviation Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,032,258(2)	$20.00	$80,645,160	0.00015310	$12,346.77
Total Offering Amounts					$80,645,160		$12,346.77
Total Fee Offsets							-
Net Fee Due							$12,346.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents shares of the Registrant’s common stock reserved for issuance under the Registrant’s 2025 Incentive Award Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based on the value attributed to the common stock, $0.0001 par value, of the Company, pursuant to the First Amended Joint Chapter 11 Plan of Reorganization of Spirit Airlines, Inc. and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code.

(4)	Rounded up to the nearest penny.